Exhibit 10.23

DIRECTOR AGREEMENT

BETWEEN:	OTIS ELEVATOR WORLDWIDE SPRL, a Belgian Company having its registered seat at Avenue des Arts, 58, 1000 Brussels, Belgium;
Here represented by Christian Meisner, acting in his capacity of Director;
Hereinafter referred to as “the Company”;

AND:	Mr. Philippe Delpech, domiciled at [Intentionally omitted];
Hereinafter referred to as “the Director”;
Hereinafter jointly referred to as “the Parties”;

WHEREAS the Director will be appointed as a member of the Board of Directors of the Company as from     1 September 2016;
WHEREAS the Board of Directors of the Company has decided to remunerate the Director for his activities as Director and President, Otis Elevator Worldwide as from 1 September 2016;
WHEREAS the Parties acknowledge that the Director, given the nature of his mission and large scope of responsibilities, is expected to be subject to the Belgian social security scheme for self-employed workers and the principle of independence is considered to be essential to this agreement;
WHEREAS the Director declares that he is able and willing to fulfil this position, pursuant to the terms and conditions set out below;
WHEREAS the Parties expect furthermore that the Director will be eligible for the Belgian special expatriate tax status in consideration of the temporary nature of his position in Belgium linked to the likelihood of a transfer to other regions in the future.

THE FOLLOWING HAS BEEN AGREED TO:
Article 1 – Functions

1.1.	The Director has been nominated as a member of the Board of Directors of the Company. Within the Board of Directors, the Director has been assigned to act as President, Otis Elevator Worldwide.

1.2.
The Director is held to exercise personally his mandate as Director. He is not allowed to transfer or delegate this mandate in whole or in part to a third party without the express prior permission of the Company.

1.3.	In his capacity of President, the Director is entrusted with:

1.3.1.	the responsibilities assigned to the Board of Directors by the applicable provisions of the Belgian Corporate Law Code (as a member of the Board of Directors);

1.3.2.	His duties shall include amongst others:

◦	Provide overall strategic direction, leadership, and management to the worldwide operations of Otis Elevator, including all required management reporting to UTC Group related thereto;

◦	Respond to changing market dynamics to assure the continuing competitiveness of the business;

◦	Direct the development of plans and policies;

◦	Work with and advise the worldwide business to establish short and long-term operating financial objectives;

◦	Continually appraise and evaluate results of each business and their consolidated performance to assure attainment of objectives;

◦
Provide leadership and direction to support and ensure compliance with the UTC Code of Ethics, UTC Corporate Policy Manual, and UTC Financial Manual throughout the worldwide operations of Otis Elevator; and

◦	Work as a key member of the Company’s team and alongside colleagues around the world for companies belonging to the UTC Group.

1.4.	The Director shall fulfill his duties and responsibilities during the necessary time in order to meet the needs of his areas of responsibility as Director and President of the Company.

1.5.
The Director shall report to the Board of Directors of the Company and if required provide information to the shareholders in connection with the status of the operations of the Company and the exercise of his functions under this Agreement. He shall supply the Shareholders’ Meeting with all information or explanations, which it may reasonably request from him.

1.6.
The Director shall for the exercise of his functions under this Agreement act along the general lines of strategy set out by the Board of Directors and the shareholders and actively contribute to the realization of the strategy.

1.7.	The Director agrees that he may be assigned by the Board of Directors to perform activities which relate to the business of other companies of UTC.

1.8.
In the event the duties and/or the responsibilities of the Director, as described under section 1.3 of this Agreement, would change substantially in the future following a decision of the Board of Directors, the terms and conditions of this Agreement will be adjusted and the remuneration as determined in Article 2 will be aligned. The changes will be described in an addendum to this Agreement, which will be signed by the Company and by the Director.

Article 2 – Remuneration and Benefits

2.1.
The Company pays the Director an annual fee amounting to 762.000 EUR gross per year for his activities under this Agreement. The Director’s remuneration has been determined taking into account the benefits of the special expatriate tax status.

The Company will make an application under the special tax regulations for expatriates and specialists who are performing professional activities in Belgium on a temporary basis. In order to facilitate obtaining cover under the special tax regulations, the Director will submit whatever information and documents without delay at the request of the Company.
Tax in Belgium is calculated in accordance with the special tax regulations for expatriates (circular of 8 August 1983).
The annual fee shall be paid in twelve equal installments at the end of each month and shall be subject to the statutory income tax withholdings at source. The Director shall pay the quarterly bill of social security contributions to the social insurance fund to which he will be affiliated.

2.2.	The Company provides the Director a target bonus of 100% of the annual fee in accordance with the Key Performance Indicators as determined annually between both Parties.

2.3.
The Company shall provide a leased company car per Company policy and a fuel card to the Director, for business and private use, along with a driver for the business use of such car. All income taxes and social security charges relating to the private use of the car shall be at the expense of the Director.

2.4.	The Company shall put a mobile phone at the Director’s disposal, for business and private use. All communication costs shall be at the expense of the Company.

2.5.
The Company shall pay for the actual costs of the Director’s children’s schooling fees, excluding post-secondary or tertiary school education (e.g. college/university schooling fees), in accordance with Company policies.

2.6.	The Company shall reimburse housing rental by the Director of 9,000 EUROS per month.

2.7.	The Director will be eligible to participate in the UTC long-term incentive plan.

2.8.
The Company will contribute 20% of the Director’s annual fee of 762.000 EUR to a Belgium Pension Savings Plan, providing a retirement lump sum. The Director will participate in the additional insurance coverage plans of the Company or of UTC applicable to directors.

2.9.
The Company reserves the right to withhold applicable taxes from any amounts paid pursuant to this Agreement to the extent required by country and provincial/state laws. The Director shall be responsible for any and all tax liabilities imposed on any amounts paid hereunder.

Article 3 – Expenses
In due consideration of his duties, the Director will incur a number of expenses, which relate to duties performed outside the premises of the Company and also to representation towards business relationships of the Company and UTC.
All reasonable professional expenses may be claimed back from the Company by means of an expense claim report in such form as directed by the Company.

Article 4 - Place of Activities and Mobility

4.1
The Director will execute his obligations under this Agreement at the Company’s registered office in Belgium or any other offices of UTC as agreed by the Company. In view of the fact that the Director is allowed to use the infrastructure of the Company, he agrees to respect all instructions in relation to the access to the premises, safety and health that are applicable at the Company’s premises.

4.2
The Director acknowledges that, in the framework of his functions as described under Section 1.3 of this Agreement, he may be requested to perform short-term business trips on a different location, either in Belgium or abroad.

Article 5 - Non-Disclosure of Confidential Information
During and after the execution of this Agreement, the Director shall not directly or indirectly disclose to any third person or entity, except as required directly in connection with the performance of his duties hereunder, any confidential information (as defined below) learned or obtained by him, concerning the business and affairs of the Company or any Company of UTC,
As used herein, the term "Confidential Information" means information disclosed to the Director or known by him as a consequence of his activities for the Company and not generally known in the industry in which the Company is engaged and which in any way relates to the Company or UTC, its affiliates, customers, suppliers, products, financial statements, processes, services, inventions (whether patentable or not), formulas, techniques or know-how, including, but not limited to, information relating to research, development, manufacturing, purchasing, accounting, engineering, marketing, merchandising and selling.
This Article 5 shall not apply to information which is (i) properly and lawfully in the public domain otherwise than by breach of this Agreement or any other obligation of confidence, (ii) lawfully obtained from a third party which is free to divulge such information or (iii) independently developed by the receiving party.
Upon termination of this Agreement, the Director shall return to the Company all documents, originals and copies, in any form, in his possession or under his control, which reflect any Confidential Information or which otherwise are the property of the Company or any of its affiliates, at the request of the Company. The Director shall not retain any copies, duplicates, reproductions, or excerpts thereof.

Article 6 – Other Activities

6.1.
The Director acknowledges that the scope of the duties and responsibilities as described under section 1.3 of this Agreement requires his full commitment, attention and dedication and that the proper performance of these duties and responsibilities can be jeopardized by performing other professional activities.

In this respect, the Director will inform the Company of his intention to engage in other activities, prior to committing himself to the engagement in other activities.

6.2.
The Parties will subsequently determine the potential impact of the intended engagement in other activities on the performance of the duties and responsibilities under this Agreement. If the impact is deemed substantial by the Company, the Parties agree that the conditions of the present Agreement will be adjusted accordingly. The Company has the right to refuse the performance of activities in case these are deemed to be of a competitive nature towards the activities of the Company or its affiliates or in case the activities would no longer allow the Director to sufficiently devote his professional dedication to the Company.

6.3.	This Article 6 applies to all other activities, irrespectively whether these are performed directly or indirectly or whether they are remunerated or not.

Article 7 - Responsibilities

7.1.
In his capacity of Director of the Company, the professional liability of the Director is determined by the applicable articles of the Belgian Corporate Law Code. In this respect, the Company will conclude a director’s liability insurance on behalf of the Director.

7.2.	In addition to the responsibilities and duties delineated in Article 1, the Director shall:

7.2.1.	Indemnify the Company for any damage caused as a result of a breach of Article 5 and/or Article 6 of this Agreement; and

7.2.2.
Execute his obligations under this Agreement in strict compliance with the laws of the Kingdom of Belgium, and in adherence with the UTC Code of Ethics, UTC Corporate Policy Manual, and the UTC Financial Manual.

Article 8 – Date of Commencement, Term and Termination

8.1.	The Parties enter into this Agreement effective as of 1 September 2016.

8.2.	This Agreement shall remain effective for the entire duration of the Director’s mandate and will automatically come to an end upon termination of the mandate.

8.3.	The Director’s nomination as a member of the Board of Directors is subject to the revocation ad nutum of the General Shareholder’s Meeting of the Company.

Article 9 – Independent Parties

9.1.
The Parties acknowledge that the principle of independence, as defined by Belgian social legislation, constitutes an essential element of this Agreement in absence of which this Agreement would not have been concluded.

9.2.
The Director shall determine himself how to carry out his duties and shall receive no direct instructions regarding how the work should be organized, except for the general guidelines justified by the necessities of the collaboration between the Parties. Furthermore, the Director shall not be required to provide justification with regard to the time spent, the detailed methods of work or the organization of his work.

9.3.
The Director shall comply with all tax, social security and legal formalities and obligations, which are imposed on persons performing a self-employed professional activity. In this regard, the Director shall pay the quarterly bill of social security contributions, which will be issued to him by the social insurance fund to which he is affiliated and shall provide the Company with proof of the payment of said contributions during the quarter following the quarter in which the contributions become due.

9.4.	The Director shall be entitled to bind and represent the Company to the extent authorised under his mandate as Director of the Company.

Article 10 - Governing Law
This Agreement shall be governed by and interpreted in accordance with the laws of the Kingdom of Belgium.

Article 11 - Severability
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that they would have executed such remaining terms, provisions, covenants and restrictions without including any of such which may be declared invalid, void or unenforceable.

Article 12 – Miscellaneous

12.1.
This Agreement contains the entire understanding of the Parties with respect to its subject matter and supersedes all prior written and oral understandings between the Parties with respect to its subject matter.

12.2.	This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Parties hereto.

12.3.	Parties both confirm that neither are under any impediment, whether by law, contractual agreement or otherwise, to entering into this Agreement and fully performing their obligations hereunder.

This Agreement has been signed in Belgium on 1 September 2016 in the English language, in two counterparts, each party acknowledging receipt of an original, duly signed by both Parties.
For the COMPANY
/s/ Christian E. Meisner                    /s/ Philippe Delpech
___________________________            ___________________________
Mr. Christian E. Meisner                    Mr. Philippe Delpech
In his capacity of Director